Exhibit 10.1

Execution Version

October 12, 2026

Dear Roger:

Reference is made to that certain offer letter between you and Mattel, Inc., dated September 29, 2026 (the “Offer Letter”). Capitalized terms used but not defined in this amendment (this “Amendment”) have the meanings given to them in the Offer Letter. Effective as of the date hereof, the Company and you hereby agree to amend the Offer Letter as follows:

1. Start Date. Your start date shall be October 12, 2026 (the “Start Date”).

2. Stock Grants. Notwithstanding the provisions of the Offer Letter under the captions “MAKE-WHOLE RSU AWARD,” “INDUCEMENT PSU AWARD” and “FUTURE ANNUAL LTI GRANTS,” each of the Make-Whole RSU Award, the Inducement PSU Award and the 2026 Annual LTI Grant shall be granted on the Start Date, with the Make-Whole RSU Award consisting of 461,538 RSUs, the Inducement PSU Award consisting of 461,538 PSUs and the 2026 Annual LTI Grant consisting of 461,538 PSUs (at target) and 307,692 RSUs. The parties agree that, for purposes of the relative total shareholder return under the Inducement PSU Award, the initial Mattel share price shall be the per-share closing price of Mattel common stock on September 30, 2026. Except as expressly set forth in this Section 2, the terms and conditions of each such award (including, without limitation, the vesting terms and repayment conditions, as applicable) shall be the same as those set forth in the Offer Letter.

3. CIC Severance Payment Multiplier. Solely with respect to you, and only if you incur a Change of Control Covered Termination on or prior to December 31, 2028, the reference to “two (2) times” in Section 3(c)(ii) of the Executive Severance Plan (which governs your CIC Severance Payment upon a Change of Control Covered Termination) is amended to read “two and ninety-nine hundredths (2.99) times”. If you do not incur a Change of Control Covered Termination on or prior to December 31, 2028, Section 3(c)(ii) of the Executive Severance Plan shall apply in accordance with its terms. For the avoidance of doubt, no other provision of the Executive Severance Plan is modified by this Section 3, including, without limitation, the Severance Period, the Restricted Period and the terms of any Non-Change of Control Covered Termination severance.

4. Section 280G Tax Reimbursement Payment. Notwithstanding any provision of the Executive Severance Plan or the Offer Letter to the contrary, if a Change of Control (as defined in the Executive Severance Plan) occurs on or prior to December 31, 2028, this Section 4 shall apply to you instead of Section 4(b)(i) (Contingent Reduction of Parachute Payments) of the Executive Severance Plan. If a Change of Control does not occur on or prior to December 31, 2028, Section 4(b)(i) of the Executive Severance Plan shall apply in accordance with its terms. Capitalized terms used but not defined in this Section 4 have the meanings given to them in the Executive Severance Plan.

(a) Tax Reimbursement Payment. If a Change of Control occurs on or prior to December 31, 2028 (whether or not your employment terminates on or prior to such date) and any Payment would be subject to the Excise Tax, you shall be entitled to receive from the Company an additional payment (the “Tax Reimbursement Payment”) in an amount such that, after payment by you of all taxes, including any income taxes (including any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Tax Reimbursement Payment, you retain an amount of the Tax Reimbursement Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing, if the aggregate Parachute Value of all Payments does not exceed 105% of the Safe Harbor Amount, no Tax Reimbursement Payment shall be made and the Payments shall instead be reduced so that the aggregate Parachute Value of all Payments equals the Safe Harbor Amount, with such reduction made in the order set forth in Section 4(b)(i) of the Executive Severance Plan.

(b) Determinations and Procedures. All determinations required to be made under this Section 4, including whether and when a Tax Reimbursement Payment is required and the amount thereof, shall be made by the Accounting Firm in accordance with the procedures set forth in Section 4(b)(ii) of the Executive Severance Plan. In the event of an underpayment, the Accounting Firm shall determine the amount thereof, and such amount shall be promptly paid by the Company to you or for your benefit. You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Tax Reimbursement Payment, and the parties shall cooperate in good faith in responding to (and, if determined to be appropriate, contesting) such claim, with the Company bearing and paying directly all costs and expenses (including additional interest and penalties) incurred in connection with such response or contest. If, after your receipt of Tax Reimbursement Payment, you become entitled to receive any refund with respect to the Excise Tax to which such Tax Reimbursement Payment relates, you shall pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). Any Tax Reimbursement Payment shall be paid by the Company to the applicable tax authority on your behalf within thirty (30) days of receipt of the Accounting Firm’s determination; provided that the Tax Reimbursement Payment shall in all events be paid no later than the end of your taxable year next following your taxable year in which the Excise Tax on a Payment is remitted to the Internal Revenue Service. It is intended that any Tax Reimbursement Payment shall be exempt from or comply with Section 409A of the Code, and this Section 4 shall be construed accordingly.

5. No Other Changes. Except as expressly provided in this Amendment, the Offer Letter, the Executive Severance Plan and all other equity, severance, benefit and compensation arrangements of the Company applicable to you remain in full force and effect in accordance with their terms. In the event of any conflict between this Amendment and the Offer Letter or any such other arrangement, this Amendment shall control. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement, and signatures delivered electronically or by facsimile transmission shall be deemed to be originals for all purposes.

Please confirm your agreement with the foregoing by signing below.

Sincerely,

Mattel, Inc.

By:	/s/ Jonathan Anschell
Name: Jonathan Anschell
Title: Executive Vice President, Chief Legal Officer, Secretary, and Interim Principal Executive Officer

Agreed and accepted:

/s/ Roger Lynch
Roger Lynch

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